Exhibit 14


            INTELLIGROUP'S LARGEST SHAREHOLDER ANNOUNCES ITS VOTE
                                      FOR
              ASHOK PANDEY AND NEED FOR CHANGE IN LEADERSHIP UNLESS
    PARTIES RECONCILE DIFFERENCES IN THE LARGER INTEREST OF ALL SHAREHOLDERS


New York, NY, June 29, 2002 - Braydon Holdings Limited and Beechrock Holdings Limited, which together hold the largest shareholder position in Intelligroup, Inc. (Nasdaq: ITIG-News), announced that they will vote for the slate of Directors proposed by Ashok Pandey, the founder of IntelliGroup, at the upcoming Annual Meeting of Shareholders.

In announcing their support for Ashok Pandey, Braydon Holdings and Beechrock Holdings issued the following joint statement.

"From the date Braydon Holdings and Beechrock Holdings together became the largest shareholder of the Company, as well as before, we have met several times with the Company's Board of Directors and existing senior management because we believe that the Company's value can be significantly enhanced. Hence, we encouraged and supported the existing management, offering our cooperation to assist them in creating value for the best interest of all shareholders, large and small.

"However, being financial investors, we have been extremely concerned and unhappy with the current proxy contest that is being fought and the irresponsible rumors being spread about us or other large shareholders. We have repeatedly tried to urge both parties to work towards a negotiated resolution which aligns the interests of all shareholders with existing management in an environment of trust and proper corporate governance, building positive momentum to nurture the true potential value of the Company.

"Unfortunately, after all our attempts at reconciliation, the changes of a negotiated resolution appear to be very slim.

"We are now, like many shareholders, faced with the disappointing and difficult task to decide which slate to vote for at the Annual Shareholders meeting on Tuesday, July 2, 2002.

"In making our decision we have carefully considered arguments from and for both sides and, for the following reasons, have decided to vote our shares in support of Mr. Pandey:

1. We are concerned, by the recent resignations of two Directors and recent decisions by the Company which do not augur well in today's challenging business environment with heightened scrutiny of corporate governance practices; for instance:

         (a) the $200,000 bonus granted to the Company's CEO for his 2001 performance does not seem justified, considering that the Company posted a $12.6 MM loss, with negative growth and poor stock performance; and

         (b) the Employment Agreement/Golden Parachute awarded to the Company's CEO this month is troubling to us, for it handsomely rewards the CEO and, under certain circumstances, allows him to solicit employees and clients away from the Company.

2. With all due respect, we believe that this unfortunate proxy fight indicates an inability of the Board to maintain harmony among its founders and align them to the common cause of putting the business of the Company first, setting aside personal interests. Hence, we believe that while the Company and its operational teams can be leaders in their area of expertise, these unnecessary conflicts have significantly impaired the Company's true growth potential.
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     3.  We understand that Mr. Pandey, the founder of the Company, has stated
         in his proxy materials that he intends to recruit new and professional leadership that serves the interest of all shareholders, without prejudice. Also being a significant shareholder himself, we believe that he has strong economic reasons to work towards creating value for the Company's clients, employees and shareholders.

     4. Finally we remain concerned that if the existing management's slate is approved, it may be surrounded with conflicts that could jeopardize the Company's future.

"Hence, at this late hour, we still hope, that sense and humility will prevail among both parties to this proxy contest, to cause them to reconcile their differences in the larger interest of all the Company's shareholders, loyal employees and clients. We believe that a victory will not be in anyone losing but both rising to the moment to align their goals in the interest of all, creating an environment of mutual respect and trust for future cooperation and success. We have in the past and still continue to persuade both parties to adopt this path of reconciliation, offering our support as the largest interested shareholders.


If this reconciliation is not possible, then we have concluded that the Company needs a change of leadership from the best in the industry, that will align its objectives and governance to focus its energies on building the Company's business and creating long-term value for its clients, employees and shareholders."